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                                                                    EXHIBIT 99.5

                               OFFER TO EXCHANGE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                              AXA FINANCIAL, INC.
                FOR 0.295 OF AN AMERICAN DEPOSITARY SHARE OF AXA
                   AND $35.75 NET TO SELLER IN CASH PER SHARE
                                       BY
                                      AXA
                                      AND
                                AXA MERGER CORP.
                        A WHOLLY OWNED SUBSIDIARY OF AXA

       THE OFFER AND WITHDAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON DECEMBER 22, 2000, UNLESS THE OFFER IS EXTENDED.

                                                               November 27, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We have been appointed by AXA, a societe anonyme organized under the laws of France, and AXA Merger Corp., a Delaware corporation and wholly owned subsidiary of AXA ("Merger Sub" and, together with AXA, the "Offerors"), to act as Dealer Manager in connection with the Offerors' joint offer to exchange all of the issued and outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of AXA Financial, Inc., a Delaware corporation (the "Company"), for consideration per Share consisting of 0.295 of an American depositary share of AXA ("AXA ADS") plus $35.75 net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Prospectus dated November 21, 2000 (as amended or supplemented, the "Prospectus") and in the related Letter of Transmittal, including the Instructions thereto which constitute a part thereof (as amended or supplemented, the "Letter of Transmittal" which together with the Prospectus constitute the "Offer") enclosed herewith. Shares held by AXA or its subsidiaries will not be exchanged in the Offer. The Offer is being made in connection with an Agreement and Plan of Merger dated as of October 17, 2000 among AXA, Merger Sub and the Company.

    Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

    Enclosed for your information and use are copies of the following documents:

        1. An Important Information Cover Statement;

        2. The Prospectus dated November 21, 2000;

        3. The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, to be used by holders of Shares in accepting the Offer and tendering Shares, and the Instructions to the Letter of Transmittal;

        4. A Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to First Chicago Trust Company of New York (the "Exchange Agent") by the Expiration Date (as defined in the
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    Prospectus) or if the procedure for book-entry transfer through The
    Depository Trust Company ("DTC") cannot be completed by the Expiration Date;

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        5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        6. A letter to stockholders of the Company from Edward D. Miller, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated November 27, 2000, which has been filed by the Company with the Securities and Exchange Commission and which includes the recommendation of the Board of Directors of the Company that stockholders accept the Offer and tender their shares to the Offerors pursuant to the Offer;

        7. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; IRS Form W-8 Certificate of Foreign Status; and IRS Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding; and

        8. A return envelope addressed to the Exchange Agent.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 22, 2000, UNLESS THE OFFER IS EXTENDED.

    In all cases, issuance of AXA ADSs and payment of cash for Shares tendered and accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at DTC (as defined in the Prospectus)), (ii) a properly completed and duly executed Letter of Transmittal or an Agent's Message (as defined in the Prospectus) in connection with a DTC book-entry transfer and (iii) any other required documents.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described under "THE EXCHANGE OFFER--Procedure for Tendering" in the Prospectus.

    The Offerors will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Exchange Agent and the Information Agent, Georgeson Shareholder Communications Inc., as described in the Prospectus) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Offerors will, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. The Offerors will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to them, except as otherwise provided in Instruction 11 of the Letter of Transmittal.

    Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co. or Georgeson Shareholder Communications Inc. at the addresses and telephone numbers set forth on the back cover of the Prospectus.

    Additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Prospectus.

                                          Very Truly Yours,

                                          GOLDMAN, SACHS & CO.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU, OR ANY OTHER PERSON, THE AGENT OF THE OFFERORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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